FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney	Leslie Loyet
Chief Financial Officer	General Inquiries
(248) 358-1171	(312) 640-6672
invrelations@npte.com	lloyet@frbir.com
FOR IMMEDIATE RELEASE
MONDAY, MAY 14, 2007
NORTH POINTE HOLDINGS CORPORATION ANNOUNCES ACQUISITION OF
CAPITAL CITY HOLDINGS CO., INC. FOR APPROXIMATELY $41 MILLION
Company adds specialty insurance, expands presence in Mid-Atlantic and Southeastern U.S.
SOUTHFIELD, MI — May 14, 2007 — North Pointe Holdings Corporation (Nasdaq: NPTE) today announced that it has entered into a purchase agreement to acquire all of Capital City Holding Company, Inc.’s outstanding stock. In addition, the purchase of this property and casualty insurance holding company located in South Carolina will include Davis-Garvin Holdings, Inc., Capital Excess & Surplus Brokers, Inc., Southeastern Claims Services, Inc., Safeco Products, Inc. and certain affiliates.
Capital City Holding Company, Inc. owns Capital City Insurance Company, a South Carolina property and casualty insurance company that specializes in workers compensation and other commercial specialty coverages for the forestry industry and other “main street” commercial risks. The Capital City companies offer property and casualty insurance generally to individuals and small- to- medium sized businesses in the southeastern United States, and perform insurance agency and other ancillary services in connection with their insurance activities.
Capital City brings a network of 130 independent agents as well as two affiliates that serve as product distributors. The company is rated B++ by A.M. Best, and for the fiscal year ended December 31, 2006, Capital City reported approximately $64 million in gross written premiums, and over $180 million in total assets.
The purchase price for the Capital City entities is expected to be approximately $41 million. The acquisition of the Capital City entities is subject to obtaining regulatory approval and other conditions customary to closing.
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North Pointe Holdings Corporation
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James Petcoff, Chairman and CEO of North Pointe, commented, “The Capital City operations represent a great opportunity for North Pointe. We stand to gain a strong presence in a new customer segment and a focal point for further expansion in the Southeast region. We are excited about the prospects for leveraging our combined capabilities for the benefit of our policy holders and shareholders.”
About North Pointe Holdings Corporation
North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.
Safe Harbor Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.
To learn more about North Pointe Holdings Corporation, please visit www.npte.com